Trinseo Europe GmbH

  Zugerstrasse 231

8810 Horgen, Switzerland

Personal and Confidential

Delivered Via Email

Timothy Stedman

Horgen, 10 April 2020

Separation Agreement

Dear Tim,

We would like to summarize the mutually agreed to details concerning your resignation and separation from Trinseo Europe GmbH on 31 October 2020, unless otherwise adjusted as described below.

Termination Date, Release from Obligation to Work and Permission to Take New Employment

We confirm that your employment with Trinseo Europe GmbH will terminate on 31 October 2020 (“End Employment Date”). Except as provide for herein, all your duties and rights according to your employment contract shall remain in force until this date. However, if you find a new employment position prior to 31 October 2020 you can, by giving us at least one week advance written notice, terminate your employment with the Company with effect as of this earlier new employment start date ("New Employment Start Date"). The amount of the Severance described below will not be impacted by your new employment.

Until your End Employment Date, you will serve as Special Advisor to the CEO and Executive Leadership Team.  All remaining and unused paid vacation that currently have accrued or may accrue in the future shall be taken before your End Employment Date.

The Company may require that you transition to a home office arrangement at any time after 3 July 2020 and give up your Horgen office.  The Company will provide you with at least 1 week notice of any such office transition.

Expenses

All outstanding claims for expenses reasonably and properly incurred in the performance of your duties will be submitted and propertly reimbursed by the Company in ordinary course by 31 December 2020 assuming you will hand over any related receipts by 15 November 2020 the latest.

Severance

Provided you provide the Company no later than on 6 November 2020 and no earlier than the End Employment Date with the attached general release that you have duly signed; you will be paid CHF 1,262,250 gross that is equal to one and one-half (1.5) multiplied by the sum of your current annual Base Salary and Target Bonus for the year of termination, paid in equal monthly installments for a period of eighteen (18) months following 31 October 2020. Should your employment for whatever reason be extended beyond the End Employment Date, this amount shall be reduced in kind by (i) one monthly installment, (ii) the employer's social security contributions and (iii) any additional costs that Trinseo might incur due to any such extension.

Trinseo Europe GmbH

  Zugerstrasse 231

8810 Horgen, Switzerland

Performance Award (PA) & Merit Increase

You will be paid a pro-rata portion of your Target Bonus (i.e. Performance Award) for 2020 based on the End Employment Date (regardless of any New Employment Date) in accordance with the ordinary bonus payment cycle of the Company in March 2021.

Long Term Incentive (LTI) Awards

Any outstanding unvested LTI awards shall continue to vest under the 2014 Omnibus Incentive Plan through the End Employment Date.  Any outstanding unvested LTI awards that remain unvested as of the end date of employment will be handled under the 2014 Omnibus Incentive Plan and shall be forfeited. For the avoidance of doubt and without limiting the generality of the foregoing, all equity retention awards granted by Trinseo S.A. on September 14, 2018 are also forfeited as defined in the agreement that you have with Trinseo S.A. concerning that equity retention award. Any vested Stock Options from any LTI awards continue to be exercisable in accordance with the rules of the 2014 Omnibus Incentive Plan.

Outplacement Support

Upon request, the Company will grant you outplacement support which will be provided through a defined consultant selected by the Company. There will be no payment in lieu.

Reference Letter

At your request, Trinseo Europe GmbH will provide you with an interim reference letter within 20 days from your return of this agreement (including all required other documents) duly signed and with a final reference letter within 10 days from the End Employment Date.

Obligatory Accident Insurance

On the 31th day after the day on which your entitlement to at least half of the salary ceases, the obligatory insurance for accidents during work time as well as accidents during leisure time expires. Unless you are insured against accidents with a new contract of employment within this 31 day period of time, you will be required to insure accident coverage from your personal sickness insurance fund. Another option would be to sign up for a voluntary accident insurance (Abredeversicherung) through our insurance SUVA. The necessary document can be downloaded from the homepage of SUVA.

Handover and Return of Employer’s Belongings

You agree to return to us all business documents and other objects belonging or relating to Trinseo such as laptop (including the password), mobile phone including SIM card and any other objects which are in your possession without keeping copies (including but not limited to keys, badges, written or electronic or other documents, records, computers, discs and tapes, codes and data, mobile telephones, credit cards etc.) by the End Employment Date at the latest.

By this agreement, you acknowledge having resigned from all positions that you may hold with Trinseo S.A., including its subsidiaries; including as an Officer and executive leadership team member of Trinseo S.A. and a director of Trinseo Europe GmbH.  At Trinseo S.A.’s or its subsidiaries’ request, this shall also include any positions at Americas Styrenics LLC.  Furthermore, you agree to sign and return to us resignation letters for all positions as may be reasonably requested.

Trinseo Europe GmbH

  Zugerstrasse 231

8810 Horgen, Switzerland

Without limiting the generality of the foreging, you agree to sign the resignation letter (separately provided to you) concerning your position as managing officer of Trinseo Europe GmbH and return it duly signed along with this agreement.

No Disparagement, NonCompetition & Confidentialty

The Company and you both undertake to use their reasonable endeavors to refrain from making any disparaging comments about each other in public communications (including, but not limited to, on websites and social media) or in private. As provided for under Swiss law, you are released from your noncompetition obligations once your employment term ends.  However, you acknowledge your ongoing duty of confidentiality to the Company remains after the End Employment Date.

Others & SEC 8K Filing

You agree to sign a secrecy agreement and return it to the Human Resources department on the End Employment Date.

Being on the New York Stock Exchange, Trinseo S.A. is subject to the United States Securities And Exchange Commission (“SEC”) laws and regulations.  Due to your status as a Named Executive Officer and your separation from the Company, this event and agreement are publically reportable on SEC Form 8-K.  Your separation will be reported on SEC Form 8-K no later than April 15, 2020.

Tim, We believe above covers all of the discussed points and we wish you well in your future endeavors.

Trinseo Europe GmbH

  Zugerstrasse 231

8810 Horgen, Switzerland

Should you agree with the contents of this agreement, please countersign this letter agreement in duplicate and return a signed original to us latest by the end of our business day 14 April 2020, otherwise this letter is deemed withdrawn, however, your End Employment Date shall remain as defined above.

Best regards,

Trinseo Europe GmbH

/s/ Alice Heezen

Alice Heezen

SVP Human Resources

I have read this letter, understand it and agree to the terms and conditions set forth above:

Horgen, Switzerland

Date: 13/4/2020	Signature:	/s/ Timothy Stedman
Timothy Stedman

Trinseo Europe GmbH

  Zugerstrasse 231

8810 Horgen, Switzerland

GENERAL RELEASE

I, Timothy Stedman, in consideration of and subject to the performance by Trinseo Europe GmbH (together with its affiliates, the “Company”), of its obligations under the Resignation & Separation Agreement, dated as of the date written below (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective Affiliates and all present, former and future directors, officers, employees, successors and assigns of the Company and its Affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

I understand that the severance, outplacement and other benefits paid or granted to me, and any other accomodations received, under the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

Except for the payments provided for in the Agreement, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (all of the foregoing collectively referred to herein as the “Claims”).

I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by the Agreement.

I agree that this General Release does not waive or release any rights or claims that I may have which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action.

I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any right to the benefits or claims provided for in the Agreement.

Trinseo Europe GmbH

  Zugerstrasse 231

8810 Horgen, Switzerland

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending Claim as of the execution of this General Release.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company or as otherwise required by law.

Any non‑disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self‑regulatory organization or any governmental entity.

I hereby acknowledge that Sections 9, 11 through 15, 21 through 23 and 25 of the emplyoment agreement between Trinseo Europe GmbH and me dated August 7, 2015 shall survive my execution of this General Release.

I represent that I am not aware of any Claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any

Trinseo Europe GmbH

  Zugerstrasse 231

8810 Horgen, Switzerland

other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;
2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS;
3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY; AND
5.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Signature:	/s/ Timothy Stedman	Date: 13/4/2020
Timothy Stedman